Preferred Apartment Communities, Inc. Announces Acquisition of Four Multifamily Communities with 1,397 Units
Atlanta, GA, September 29, 2014

Preferred Apartment Communities, Inc. (NYSE MKT: APTS) ("PAC" or the "Company") today announced the acquisition on September 26, 2014 of four multifamily communities with an aggregate of 1,397 units in the Kansas City, Kansas, Nashville, Tennessee, Dallas, Texas and Houston, Texas areas for an aggregate purchase price of approximately $182 million, exclusive of acquisition- and financing-related transaction costs. "These four communities are an outstanding addition to our multifamily portfolio," said John A. Williams, PAC's Chairman and Chief Executive Officer. Williams added, "We believe the acquisition of these communities will be accretive to our stockholders in both the short and long term." Leonard A. Silverstein, PAC's President and Chief Operating Officer, further added, "This portfolio acquisition enhances PAC's presence in our targeted markets, which we believe creates greater operating efficiencies and economies of scale."
PAC acquired the communities through four new wholly-owned subsidiaries. The acquisitions were financed utilizing separate first mortgage loans for each property from KeyBank National Association, who intends to assign the loans to Freddie Mac within 60 days, for an aggregate amount of approximately $119.9 million in addition to available funds. Two of the first mortgage loans, aggregating approximately $59.6 million, have maturity dates of October 1, 2021, have a fixed interest rate of 3.68% per annum, are interest-only for the first three years and thereafter amortize based on a 30-year amortization. The other two first mortgage loans, aggregating approximately $60.3 million, have maturity dates of October 1, 2019, have a fixed interest rate of 3.18% per annum, and amortize based on a 30-year amortization.
About Preferred Apartment Communities, Inc.

Preferred Apartment Communities, Inc. is a Maryland corporation formed primarily to acquire and operate multifamily properties in select targeted markets throughout the United States. As part of our business strategy, we may enter into forward purchase contracts or purchase options for to-be-built multifamily communities and we may make mezzanine loans, provide deposit arrangements, or provide performance assurances, as may be necessary or appropriate, in connection with the development of multifamily communities and other properties. As a secondary strategy, we also may acquire or originate senior mortgage loans, subordinate loans or mezzanine debt secured by interests in multifamily properties, membership or partnership interests in multifamily properties and other multifamily related assets and invest not more than 20% of our assets in other real estate related investments, as determined by our manager as appropriate for us. Preferred Apartment Communities, Inc. has elected to be taxed as a real estate investment trust under the Internal Revenue Code of 1986, as amended, commencing with its tax year ended December 31, 2011.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. As a general matter, forward-looking statements reflect our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. These statements may be identified by the use of forward-looking terminology such as "may," "will," "expects," "should," "plans," "estimates," "anticipates," "projects," "intends," "believes," "outlook" and similar expressions.

The forward-looking statements contained in this press release are based upon our historical performance, current plans, estimates, expectations and other factors we believe are appropriate under the circumstances. The inclusion of this forward-looking information is inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, financial and otherwise, may differ materially from the results discussed in the forward-looking statements. Statements regarding the following subjects, among others, may be forward-looking: our business and investment strategy; our projected operating results; estimates relating to our ability to make distributions to our stockholders in the future; availability of qualified personnel; local and national market conditions and trends in our industry; demand for and lease-up of apartment homes, supply of competitive housing product, and other economic conditions; availability of debt and/or equity financing and availability on favorable terms; changes in our asset values; our ability to maintain our qualification as a REIT for U.S. federal income tax purposes; and economic trends and economic recoveries.

Additional discussions of risks, uncertainties and certain other important information appear in our publicly available filings made and to be made with the SEC, our Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC on March 17, 2014 and our Quarterly Reports on Form 10-Q filed with the SEC on May 12, 2014 and August 11, 2014, all under the headings "Risk Factors" and "Management’s Discussion and Analysis of Financial Condition and Results of Operations." All information in this release is as of the morning of September 29, 2014. The Company does not undertake a duty to update forward-looking statements, including its projected operating results. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community.

Additional Information

The SEC has declared effective the registration statement (including prospectus) filed by the Company for each of the offerings to which this communication may relate. Before you invest, you should read the final prospectus, and any prospectus supplements, forming a part of the registration statement and other documents the Company has filed with the SEC for more complete information about the Company and the offering to which this communication may relate. In particular, you should carefully read the risk factors described in the final prospectus and in any related prospectus supplement and in the documents incorporated by reference in the final prospectus and any related prospectus supplement to which this communication may relate. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Company or its dealer manager, International Assets Advisory, LLC, with respect to the Follow-On Offering, or its sales agent, MLV, with respect to the ATM Offering, will arrange to send you a prospectus if you request it by calling Leonard A. Silverstein at (770) 818-4100, 3625 Cumberland Boulevard, Suite 1150, Atlanta, Georgia 30339.

The final prospectus for the Follow-On Offering, dated October 11, 2013, can be accessed through the following link:

http://www.sec.gov/Archives/edgar/data/1481832/000148183213000128/a424b3prospectus900m.htm

The final prospectus and prospectus supplement for the ATM Offering, dated July 19, 2013 and February 28, 2014, respectively, can be accessed through the following link:

http://www.sec.gov/Archives/edgar/data/1481832/000148183214000015/prospectussupplementatm-20.htm

SOURCE: Preferred Apartment Communities, Inc.

Preferred Apartment Communities, Inc.
Leonard A. Silverstein 770-818-4147
President and Chief Operating Officer
Email: lsilverstein@pacapts.com